Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SuperGen Reports 2007 Second Quarter Financial Results

—	Achieves net income of $11.1 million due to gain on sale of products

—	Doses first patient in Phase I trial of novel tyrosine kinase inhibitor

—	Announces first meeting of newly formed Scientific Advisory Board (SAB)

—	Hires Dr. Gregory Berk as Chief Medical Officer

DUBLIN, Calif., August 2, 2007 - SuperGen Inc., (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies,  today reported financial results for the second quarter and six months ended June 30, 2007.

The Company reported net income for the 2007 second quarter of $11.1 million, or $0.19 per fully diluted share, compared with net income of $4.3 million, or $0.08 per fully diluted share, for the same prior year period.  The Company reported net income for the six months ended June 30, 2007 of $7.7 million, or $0.14 per fully diluted share, compared with a net loss of $7.8 million, or $0.15 per fully diluted share, for the same prior year period.

“We are extremely pleased with our financial results and operational performance for the 2007 second quarter,” said Dr. James Manuso, President and Chief Executive Officer.  “Our financial position remains strong as we advance MP470, our oral tyrosine kinase inhibitor, in the clinic.  In addition, we continue to improve our productivity across the discovery and development functions.”

Total revenues for the 2007 second quarter were $4.6 million compared with $24.0 million for the same prior year period.  Total revenues for the 2007 second quarter reflect royalty revenue earned pursuant to the license agreement entered into with MGI PHARMA during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company recognizes royalty revenue on a cash basis when it is received.  There was no royalty revenue for the same prior year period.  Total revenues for the 2006 second quarter included $20.0 million of milestone revenue earned pursuant to the license agreement with MGI PHARMA and net product revenue of $4.0 million.  The decrease in net product revenue during the 2007 second quarter is primarily due to the sale of the Company’s worldwide rights for Nipent® (pentostatin for injection) and Surface Safe® to Mayne Pharma (acquired by Hospira, Inc. in February 2007).

Excluding the gain on sale of products, total costs and operating expenses for the 2007 second quarter were $19.6 million compared with $27.1 million for the same prior year period.  The primary reasons for the decrease in total costs and operating expenses for the 2007 second quarter were a lower non-cash operating charge relating to acquired in-process research and development costs resulting from a milestone payment due to the former Montigen Pharmaceutical shareholders and a reduction in cost of product revenue and sales and marketing expenses resulting from the sale of the Company’s worldwide rights for Nipent and Surface Safe to Mayne Pharma offset in part by higher research and development costs related to increased product development activities and an increase in the non-cash charge for the fair value of employee stock options.  Included on a separate line item in total costs and operating expenses for the 2007 second quarter is the recognition of the deferred gain on sale of products to Mayne Pharma and the recognition of gains on the sale of other products to Intas Pharmaceuticals.  The recognition of the deferred gain relating to Mayne Pharma was primarily due to a price protection contingency that became estimable during the 2007 second quarter.

The Company reported net income for the 2007 second quarter of $11.1 million, or $0.19 per fully diluted share, compared with a net income of $4.3 million, or $0.08 per fully diluted share, for the same prior year period.  Included in net income for the 2007 second quarter is a gain on sale of products of $25.8 million offset in part by a non-cash operating charge relating to acquired in-process research and development costs resulting from a milestone payment due to the former Montigen Pharmaceutical shareholders of approximately $10.0 million, a non-cash charge of $1.1 million for the fair value of employee stock options and an income tax provision of $833,000 resulting primarily from the anticipated tax impact of recognizing the various milestone payments received from the sale of the worldwide commercial business to Mayne Pharma.  Included in the 2006 second quarter net income is a non-cash gain for a change in valuation of derivatives of $7.0 million.  There was no similar non-cash gain for a change in valuation of derivatives during the 2007 second quarter since the related derivatives expired at the end of 2006.

Total revenues for the six months ended June 30, 2007 were $9.0 million compared with $26.9 million for the same prior year period.  Total revenues for the six months ended June 30, 2007 reflects $8.4 million of royalty revenue earned pursuant to the license agreement previously entered into with MGI PHARMA.  The Company recognizes royalty revenue on a cash basis when it is received.  There was no royalty revenue for the same prior year period.  Total revenues for the six months ended June 30, 2006 included $20.0 million of milestone revenue earned pursuant to the license agreement with MGI PHARMA.  Net product revenue for the six months ended June 30, 2007 was $621,000 compared to $6.9 million for the same prior year period.  The decrease in net product revenue for the six months ended June 30, 2007 was primarily due to the sale of the Company’s worldwide rights for Nipent and Surface Safe to Mayne Pharma.

Excluding the gain on sale of products, total costs and operating expenses for the six months ended June 30, 2007 were $28.5 million compared with $37.1 million for the same prior year period.  The primary reasons for the decrease in total costs and operating expenses for the six months ended June 30, 2007 were a lower non-cash operating charge relating to acquired in-process research and development associated with the acquisition of Montigen Pharmaceuticals and a reduction in the cost of product revenue and sales and marketing expenses resulting from the sale of the Company’s worldwide rights for Nipent and Surface Safe offset in part by higher research and development costs related to increased product development activities and the non-cash charge for the fair value of employee stock options.  Included on a separate line item in total costs and operating expenses for the six months ended June 30, 2007 is the recognition of the deferred gain on sale of products to Mayne Pharma and the recognition of gains on the sale of other products to Intas Pharmaceuticals.

The Company reported net income for the six months ended June 30, 2007 of $7.7 million, or $0.14 per fully diluted share, compared with a net loss of $7.8 million, or $0.15 per fully diluted share, for the same prior year period.  Included in net income for the six months ended June 30, 2007 is a gain on sale of products of $25.8 million offset in part by a non-cash operating charge relating to acquired in-process research and development of approximately $10.0 million, a non-cash charge of $2.3 million for the fair value of employee stock options and an income tax provision of $663,000 resulting primarily from the anticipated tax impact of recognizing the various milestone payments received from the sale of the worldwide commercial business to Mayne Pharma.

As of June 30, 2007, the Company had approximately $86.6 million in unrestricted cash, cash equivalents and marketable securities.

Corporate News:

April 2007:

•                 The Company completed the sale of the remaining worldwide rights for Nipent to Mayne Pharma for total consideration of $8.0 million.  SuperGen received an initial up-front payment of $3.75 million as a condition of the closing.  The balance of the purchase price is guaranteed and payable over a five year period on the anniversary of the closing date, except for $1.25 million that will be received when certain contractual conditions are met.  This transaction complements the previously reported sale of the North American rights to Mayne Pharma.  Taken together, these transactions complete the sale to Mayne Pharma of all rights to Nipent and Surface Safe.  Gross total consideration from both transactions may total up to total $42.0 million.

•                  The Company had seven poster presentations and a mini-symposium at the 2007 American Association for Cancer Research (AACR) Annual Meeting.  Data included in one of the posters cited that MP470, a multi-targeted tyrosine kinase inhibitor, appears to suppress the Rad51 protein, a critical component of double-stranded DNA repair in cancer cells (Abstract 4028).  Additional research findings presented included data pertaining to the improved bioavailability and tolerability of the hydrochloride salt of MP470 as compared to the free base (Abstract 1540). Two posters also presented data regarding the use of SuperGen’s proprietary CLIMB™ technology and drug discovery process to facilitate lead development and the design of several novel small molecule inhibitors, including Axl kinase (Abstract 2380), as well as inhibitors of JAK2 (Abstract 2387).  Also presented were new animal model studies for small molecule inhibitors of DNMT1 in zebrafish (Abstract 2229), data from the preclinical compound MP529, a selective Aurora A kinase inhibitor (Abstract 3261) and new data exhibiting receptor tyrosine kinase inhibition in combination with an inhibitor of EGFR in mouse xenograft models (Abstract 5421). The mini-symposium presented by Dr. Samson Jacob described work conducted at his Ohio State University laboratory on the Company’s novel DNA hypomethylating agents that selectively induce degradation of DNMT1 in human cancer cells (Abstract 4142).

•                  The Company sold the rights to the generic anticancer agents mitomycin and paclitaxel to Intas Pharmaceuticals Ltd. for $1.2 million.  In connection with this transaction, the Company sold, for additional consideration, inventory related to mitomycin in the amount of $146,000.

•                  The Food and Drug Administration (FDA) cleared MP470, a novel oral multi-targeted tyrosine kinase inhibitor (TKI), for a first-in-human Phase I clinical trial.  The Phase I accelerated titration dose-escalation trial will assess the safety and tolerability of MP470 and determine the maximum tolerated dose.  Pharmacokinetic and biomarker data will also be collected and assessed to assist in designing follow-on clinical studies for the use of MP470 as a single agent and in combination treatment modalities.  Up to 30 patients with advanced stage solid tumors are expected to be enrolled in the trial.  The receipt of FDA clearance for the MP470 first-in-human use triggered a milestone payment to the former Montigen shareholders of approximately $10.0 million paid in the Company’s common stock.

May 2007:

•                  The Company announced that Gregory Berk, M.D., joined the senior management team as Chief Medical Officer.  Dr. Berk, 49, leads SuperGen’s worldwide clinical development strategy, operations and safety divisions to rapidly advance to commercialization the Company’s oncology drug portfolio.  Dr. Berk’s responsibilities include the design and execution of clinical trials, such as the recently announced Phase I study of MP470, SuperGen’s multi-targeted tyrosine kinase inhibitor.

•                  The Company convened the first meeting of its newly formed Scientific Advisory Board (SAB).  The SAB is composed of three external and two Company scientists with expertise in the fields of oncology and chemistry.  The SAB will help guide and counsel the Company as it advances its clinical programs, such as the recently announced MP470 Phase I study, and as the Company bolsters its pipeline through its proprietary CLIMB drug discovery engine. New members to the SAB are Robert Weinberg, Ph.D., of MIT, and Nobel Laureate, Roger Kornberg, Ph.D., of Stanford.

July 2007:

•                  The Company announced that investigators at The Translational Genomics Research Institute (TGen) and TGen Clinical Research Services (TCRS) at Scottsdale Healthcare in Scottsdale, Arizona, have dosed the first patient in a Phase I clinical trial of MP470, a novel, oral, multi-targeted tyrosine kinase inhibitor (TKI). The study is also open to accrual at South Texas Accelerated Research Therapeutics (START) in San Antonio, Texas.  The trial is expected to enroll up to 30 patients at the two study centers.  The Phase I trial is an accelerated titration dose-escalation study designed to assess the safety and tolerability of MP470, and to determine the maximum tolerated dose of the compound in patients with advanced-stage solid tumors. Additionally, the Company will assess pharmacokinetic and biomarker data from the study to assist in designing follow-on clinical studies for the use of MP470 as a single agent and in combination treatment modalities.

Conference Call Information

SuperGen will host a conference call to discuss the results of the 2007 second quarter today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s web site at http://ir.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

Based in Dublin, Calif., SuperGen, Inc. is a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectation that it will receive the balance of the purchase price for Nipent from Mayne Pharma over the five year period following the anniversary of the closing date, except for $1.25 million that will be received when certain contractual conditions are met, its belief that MP470, a multi-targeted tyrosine kinase inhibitor, appears to suppress the Rad51 protein, its belief that the use of SuperGen’s proprietary CLIMB technology and drug discovery process will facilitate lead development and design of several novel small molecule inhibitors, including Axl kinase (Abstract 2380), as well as inhibitors of JAK2 (Abstract 2387), research regarding the Company’s novel DNA hypomethylating agents that appear to selectively induce degradation of DNMT1 in human cancer cells (Abstract 4142), expectations regarding the first-in-human Phase I clinical trial for MP470, a novel oral multi-targeted tyrosine kinase inhibitor (TKI), as well as SuperGen’s plans to assess pharmacokinetic and biomarker data from its collaborative Scottsdale, Arizona study to assist in designing follow-on clinical studies for the use of MP470 as a single agent and in combination treatment modalities.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP470, the satisfaction of the contingencies related to the sale of the North American rights to Nipent and Surface Safe to Mayne Pharma, and the ability of MGI to generate global sales of Dacogen.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.

These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Mary M. Vegh
SuperGen, Inc.	SuperGen, Inc.
SVP, Corporate Communications & Business Development Tel: (925) 560-0100	Manager, Investor Relations Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: mary.vegh@supergen.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
Net product revenue	$—	$3,984	$621	$6,868
Development and license revenue from MGI PHARMA, Inc	—	20,000	—	20,000
Royalty revenue	4,619	—	8,413	—
Total revenues	4,619	23,984	9,034	26,868

Costs and operating expenses:
Cost of product revenue	—	847	221	1,395
Research and development	5,953	3,837	11,015	6,858
Selling, general, and administrative	3,697	6,066	7,273	12,559
Acquired in-process research and development	9,967	16,318	9,967	16,318
Gain on sale of products	(25,849)	—	(25,849)	—
Total costs and operating expenses	(6,232)	27,068	2,627	37,130

Income (loss) from operations	10,851	(3,084)	6,407	(10,262)

Interest income	1,040	462	1,984	998
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	—	—	—	780
Other income	19	—	20	—
Change in valuation of derivatives	—	7,000	—	674

Income (loss) before income tax	11,910	4,378	8,411	(7,810)

Income tax provision	(833)	(35)	(663)	(35)

Net income (loss)	$11,077	$4,343	$7,748	$(7,845)
Net income (loss) per common share:
Basic	$0.19	$0.08	$0.14	$(0.15)
Diluted	$0.19	$0.08	$0.14	$(0.15)
Weighted average shares outstanding:
Basic	57,010	53,187	56,237	52,477
Diluted	58,143	53,671	57,087	52,477

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$77,764	$67,704
Marketable securities	1,499	—
Accounts receivable, net	257	489
Development revenue receivable from MGI PHARMA, Inc	29	29
Accounts receivable from Mayne Pharma	91	1,502
Inventories, net	—	223
Prepaid distribution and marketing rights	—	630
Prepaid expenses and other current assets	1,515	1,111
Total current assets	81,155	71,688

Marketable securities, non-current	7,293	179
Investment in stock of related parties	—	659
Property, plant and equipment, net	3,861	3,752
Goodwill	731	731
Other intangibles, net	745	958
Restricted cash and investments, non-current	2,683	10,043
Other assets	8	36
Total assets	$96,476	$88,046

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$4,033	$5,202
Payable to AVI BioPharma, Inc	565	565
Deferred gain on sale of products to Mayne Pharma	907	11,754
Deferred revenue	—	459
Accrued payroll and employee benefits	1,608	3,296
Total current liabilities	7,113	21,276

Deferred rent	896	938
Total liabilities	8,009	22,214

Stockholders’ equity	88,467	65,832
Total liabilities and stockholders’ equity	$96,476	$88,046